Exhibit 99.1

P&F INDUSTRIES REGAINS COMPLIANCE WITH NASDAQ MARKETPLACE

RULE

MELVILLE, N.Y., October 27, 2009 — P&F Industries, Inc. (NASDAQ GM:PFIN ) announced today that the Company received a letter from The NASDAQ Stock Market on October 22, 2009 advising the Company that it had regained compliance with NASDAQ’s Marketplace Rule 5450(b)(1)(C) (previously known as Market Place Rule 4450(a)(2)) (the “Rule”) which requires companies listed on The Nasdaq Global Market to maintain a minimum market value of publicly held shares (“MVPHS”) of $5 million.

Previously, on October 21, 2008, NASDAQ notified the Company that it was not in compliance with the Rule over the previous 30 consecutive trading days.  The October 21, 2008 deficiency letter also stated that the enforcement of the Rule was temporarily suspended through January 16, 2009 due to the economic environment, and that following the reinstatement of the Rule, NASDAQ would provide the Company 90 calendar days to regain compliance by achieving a MVPHS of at least $5 million for at least 10 consecutive trading days.  Enforcement of the Rule had been further suspended by NASDAQ, so that the Company had until November 2, 2009 to regain compliance.  In its October 22, 2009 letter, NASDAQ confirmed to the Company that the matter is now closed.

Other Information

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe-Harbor

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2009 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com